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EXHIBIT (c)(v)

2003-04 Mid-Year Fiscal and Economic Review

QUEENSLAND'S 2003-04 MID YEAR FISCAL AND ECONOMIC REVIEW

        The Mid Year Fiscal and Economic Review is required under the Government's Charter of Social and Fiscal Responsibility and the Australian Loan Council's Uniform Presentation Framework and provides an update on the fiscal and economic outlook for Queensland, based on assessments prepared by the Queensland Treasury.

ECONOMIC OUTLOOK

        Economic growth in Queensland is again forecast to exceed that of Australia in 2003-04. The Queensland Economy is forecast to grow by 4 1/4% this year, faster than national growth, which is forecast to be 3 3/4%, and slightly stronger than the 4% forecast in Queensland's June Budget. In response to stronger than forecast employment growth, the year-average unemployment rate for 2003-04 is now forecast to be 6 1/4%, the lowest year-average outcome since 1981-82.

        Strong domestic demand is forecast to continue to support economic growth in 2003-04. Household consumption and dwelling investment in Queensland are likely to be stronger than previously forecast, with population and employment growth expected to be higher and interest rate settings remaining more supportive to growth for longer than previously anticipated. Business investment will also contribute moderately to growth, as previously forecast.

        While international economic conditions have improved since the time of the 2003-04 State Budget, the positive effect of this on net exports will be more that offset by a higher than expected $A. The higher value of the $A and stronger than expected domestic demand is forecast to lead to stronger growth in imports than previously forecast, resulting in a more significant detraction by net exports from overall growth.

        Strong employment growth of 3 1/4% is now forecast for 2003-04, higher than previously forecast in the State Budget. This is expected to result in a reduction in the State's unemployment rate from 7.0% in 2002-03 to 6 1/4% in 2003-04, despite solid growth in labour supply.

        The State's population is forecast to increase by 2 1/2% in 2003-04, again faster than the Budget time forecast of 2 1/4%. This is the result of strong growth in both net interstate migration and net overseas migration. This rapid population growth underpins the growth in Queensland's labour force forecast for 2003-04.

        A revised Economic Parameters Table incorporating these revisions is provided as Table 1 of Attachment A.

FISCAL OUTLOOK

General Government Sector

        The General Government sector is expecting to record higher than forecast operating and cash surpluses for 2003-04.

        A revised 2003-04 General Government operating surplus of $401 million, up $248 million from the 2003-04 Budget estimate, is the result of higher than expected taxation, Commonwealth and other own source revenues.

        GST payments to Queensland in 2003-04 are estimated to be around $150 million higher than that forecast at the time of the 2003-04 Budget. In part, this increase will be offset by penalties imposed by the Commonwealth in relation to National Competition Policy.

        Taxation revenue has performed strongly in the first half of 2003-04 as a result of the continuing strength of the property market and the economy generally. Overall taxation revenue estimates have been revised up by $517 million. Property related revenues such as conveyance duty, mortgage duty and title fees have preformed particularly strongly. Gaming and payroll tax estimates have also been revised upwards.

        Partially offsetting the improved taxation revenues, royalty revenue has been revise downwards by $60 million due to the continuing appreciation of the Australian dollar.

        The 2003-04 surplus is based on a 7.5% investment return on long-term financial assets held to meet future liabilities such as superannuation. While equity markets have performed well ahead of expectations year-to-date, the estimate of investment returns has remained unchanged given the high levels of investment market volatility in recent years.

        The increase in General Government expenses over the 2003-04 Budget is primarily due to the following technical adjustments:

  •
  Additional expenditure to match increases in specific purpose payments and other own source revenues;

  •
  Actuarial revisions to estimates for superannuation and long service leave expense insurance liabilities;

  •
  The delay in the transfer of the Bureau of Sugar Experiment Stations to the non-Government sector from 2002-03 to 2003-04;

  •
  The creation of the Workers' Compensation Regulatory Authority which has resulted in expenditure previously recorded in the Public Financial Corporations sector now being included in the General Government sector;

  •
  Increased depreciation expense as a result of asset revaluations; and

  •
  The final timing of expenses between 2002-03 and 2003-04.

        In addition, the Government has made a number of policy decisions including additional funding for child protection. Additional funding was also provided to key service delivery portfolios such as Health, Education, Police, Families and Disability Services to assist with funding enterprise bargaining outcomes.

        The outyear forward estimates also include capital purchases and the associated recurrent impacts of the recently announced $1 billion Smart State Capital Fund.

        The higher operating surplus in 2003-04 has contributed to a reduced borrowing requirement and interest costs, providing further support to the substantial increase in the forecast General Government capital program.

        A cash surplus of $216 million is expected in 2003-04, $64 million greater than forecast at Budget time. This improvement again reflects improvements across a range of revenue items, offset in part by higher than forecast capital spending.

        Provision has also been made in the 2003-04 revised Budget for an equity injection to Enertrade relating to the Townsville Power Station.

        The State's net worth is expected to increase to $66.9 billion during 2003-04. This is $6.6 billion higher than the forecast of $60.3 billion at Budget time. The increase in net worth reflects the flow through of final 2002-03 balance sheet outcomes particularly in relation to the revaluation of land and other fixed assets and the improvement in the State's operating position.

Reclassifications

        Following discussions with the Australian Bureau of Statistics, there has been some reclassification of expenses relative to the published Budget for the General Government sector, including the reclassifications of First Home Owners Grants payments ($181 million in 2003-04 revised Budget) from Current Transfers to Capital Transfers and the reclassifications of some pensioner subsidy payments from Current Transfers to Other Operating Expenses ($221 million in 2003-04 revised Budget).

        In addition, some $145 million of expenses relating to the superannuation benefits of retired public sector employees has been reclassified from Employee Expenses to Other Operating Expenses.

Public Non-financial Corporations Sector

        The Public Non-financial Corporations (PNFC) sector is projected to have a GFS net operating deficit of $61 million in 2003-04, an improvement of $115 million over the 2003-04 Budget estimate. This improvement represents a stronger than expected trading performance across a range of Government owned corporations.

        Capital spending in the PNFC sector has been revised downwards in 2003-04 reflecting lower coal infrastructure spending due to commercial delays in some QR projects.

LOAN COUNCIL ALLOCATION

        Under the Australian Loan Council Financial Agreement, each jurisdiction provides a Loan Council Nomination, comprising the State Government cash surplus/deficit and additional items which contribute to net borrowing, giving an estimate of the Public Sector's call on financial markets. The nominations are also considered by the Loan Council as to whether they are consistent with macroeconomic policy objectives.

        The revised 2003-04 LCA estimate is $392 million (Budget-time estimate of $658 million), primarily reflecting the delay in the completion and partial sale of an interest in Tarong North Power Station.

ATTACHMENT A

Table 1
Major Queensland Economic Parameters

	2003-04 Budget Forecast %	2003-04 MYR Forecast %
Gross state product[1]	4	4 1/4
Employment	2 1/4	3 1/4
Unemployment rate	7	6 1/4
Inflation	2 1/2	2 1/2
Average earnings[2]	4 1/4	4 1/4
Population	2 1/4	2 1/2

Note:

1.
Chain volume measure, 2001-02 reference year.

2.
Average earnings are on a State Accounts basis.

Table 2
Queensland's Revised 2003-04 Loan Council Allocation1

	2003-04 Budget LCA Estimate $ million	2003-04 Revised MYR Estimate $ million
General Government sector Cash Deficit/(Surplus)[2]	(152)	(216)
PNFC sector Cash Deficit/(Surplus)[2]	966	474
Non-financial Public sector Cash Deficit/(Surplus)[2]	815	260
Advances Paid (net)	—	2
Memorandum Items[3]	(157)	130
Loan Council Allocation	658	392

Note:

1.
Numbers may not add due to rounding.

2.
Figures in brackets represent surpluses.

3.
Primarily represents movement in Local Government borrowings.

Table E.1
General Government Sector Operating Statement (1)

			2003-04 Budget $ million	2003-04 Revised Budget $ million	2004-05 Revised Projection $ million	2005-06 Revised Projection $ million	2006-07 Revised Projection $ million
	GFS Revenue
	Taxation revenue		5,664	6,181	6,136	6,356	6,722
	Current grants and subsidies		10,389	10,679	11,162	11,745	12,368
	Capital grants		480	514	381	317	340
	Sales of goods and services		1,914	2,035	1,953	1,989	2,045
	Interest income		1,038	1,073	1,140	1,199	1,268
	Other		1,897	1,869	1,812	2,009	2,063
	Total Revenue		21,382	22,351	22,584	23,615	24,806
Less	GFS Expenses
	Gross operating expenses
		Employee expenses	9,962	10,055	10,392	10,853	11,486
		Other operating expenses	3,614	4,181	4,278	4,473	4,673
		Depreciation	1,429	1,475	1,570	1,576	1,592
	Superannuation interest expense		751	741	805	846	886
	Other interest expense		247	239	271	326	387
	Current transfers		4,804	4,584	4,552	4,825	5,031
	Capital transfers		422	675	524	498	495
	Total Expenses		21,229	21,950	22,392	23,397	24,550
Equals	GFS net operating balance		153	401	192	218	256
Less	Net acquisition of non-financial assets
	Purchases of non-financial assets		2,545	2,779	2,476	2,385	2,290
	Sales of non-financial assets		(225)	(269)	(239)	(261)	(221)
	Less	Depreciation	1,429	1,475	1,570	1,576	1,592
	Plus	Change in inventories	8	45	3	(21)	(11)
	Plus	Other movements in non-financial assets	(1)	(44)	(8)	(4)	—
	Equals	Total net acquisition of non-financial assets	898	1,036	662	523	466
Equals	GFS Net lending/(borrowing) (Fiscal Balance)		(745)	(635)	(470)	(305)	(210)

Note:

1.
Numbers may not add due to rounding

Table E.2
Public Non-financial Corporations Sector Operating Statement (1)

			2003-04 Budget $ million	2003-04 Revised Budget $ million	2004-05 Revised Projection $ million	2005-06 Revised Projection $ million	2006-07 Revised Projection $ million
	GFS Revenue
	Current grants and subsidies		983	929	966	1,090	1,203
	Capital grants		43	58	44	47	51
	Sales of goods and services		6,263	6,334	6,651	7,036	7,369
	Interest income		77	79	55	64	66
	Other		281	278	267	266	332
	Total Revenue		7,647	7,678	7,983	8,503	9,021
Less	GFS Expenses
	Gross operating expenses
	Employee expenses		1,533	1,540	1,569	1,580	1,595
	Other operating expenses		3,320	3,194	3,405	3,566	3,743
	Depreciation		1,215	1,205	1,269	1,358	1,430
	Other interest expense		795	780	817	863	904
	Other property expenses		860	867	774	861	1,005
	Current transfers		72	128	123	130	148
	Capital transfers		28	25	—	—	—
	Total Expenses		7,823	7,739	7,957	8,358	8,825
Equals	GFS net operating balance		(176)	(61)	26	145	196
Less	Net acquisition of non-financial assets
	Purchases of non-financial assets		2,240	2,065	2,516	2,261	2,311
	Sales of non-financial assets		(47)	(348)	(187)	(65)	(50)
	Less	Depreciation	1,215	1,205	1,269	1,358	1,430
	Plus	Change in inventories	3	(14)	(16)	(19)	12
	Plus	Other movements in non-financial assets	—	—	25	26	27
	Equals	Total net acquisition of non-financial assets	981	498	1,069	845	870
Equals	GFS Net lending/(borrowing) (Fiscal Balance)		(1,157)	(559)	(1,043)	(700)	(674)

Note:

1.
Numbers may not add due to rounding

Table E.3
Non-financial Public Sector Operating Statement (1)

			2003-04 Budget $ million	2003-04 Revised Budget $ million	2004-05 Revised Projection $ million	2005-06 Revised Projection $ million	2006-07 Revised Projection $ million
	GFS Revenue
	Taxation revenue		5,301	5,813	5,755	5,965	6,321
	Current grants and subsidies		10,401	10,596	11,076	11,674	12,302
	Capital grants		523	557	424	361	385
	Sales of goods and services		8,012	8,205	8,439	8,858	9,248
	Interest income		1,102	1,139	1,181	1,250	1,320
	Other		1,337	1,299	1,305	1,413	1,389
	Total Revenue		26,676	27,609	28,180	29,521	30,965
Less	GFS Expenses
	Gross operating expenses
	Employee expenses		11,444	11,547	11,910	12,382	13,026
	Other operating expenses		6,477	6,905	7,172	7,516	7,882
	Depreciation		2,644	2,680	2,839	2,934	3,022
	Superannuation interest expense		751	741	805	846	886
	Other interest expense		1,029	1,005	1,075	1,176	1,278
	Current transfers		3,907	3,706	3,637	3,807	3,924
	Capital transfers		447	685	524	498	495
	Total Expenses		26,699	27,269	27,962	29,159	30,513
Equals	GFS net operating balance		(23)	340	218	362	452
Less	Net acquisition of non-financial assets
	Purchases of non-financial assets		4,785	4,844	4,991	4,646	4,601
	Sales of non-financial assets		(272)	(617)	(426)	(326)	(271)
	Less	Depreciation	2,644	2,680	2,839	2,934	3,022
	Plus	Change in inventories	11	31	(14)	(40)	1
	Plus	Other movements in non-financial assets	(1)	(44)	17	22	27
	Equals	Total net acquisition of non-financial assets	1,879	1,534	1,729	1,368	1,336
Equals	GFS Net lending / (borrowing) (Fiscal Balance)		(1,902)	(1,194)	(1,511)	(1,006)	(884)

Note:

1.
Numbers may not add due to rounding

Table E.4
General Government Sector Balance Sheet(1)

	2003-04 Budget $ million	2003-04 Revised Budget $ million	2004-05 Revised Projection $ million	2005-06 Revised Projection $ million	2006-07 Revised Projection $ million
Assets
Financial Assets
Cash and deposits	944	969	988	1,145	1,313
Advances paid	165	180	200	215	230
Investments, loans and placements	14,074	15,005	16,042	17,014	17,970
Other non-equity assets	4,268	3,896	4,050	4,273	4,554
Equity	13,484	13,180	13,681	14,439	15,380
Total Financial Assets	32,935	33,230	34,961	37,086	39,447
Non-Financial Assets	49,655	56,383	58,545	60,634	62,692
Total Assets	82,590	89,613	93,506	97,720	102,139
Liabilities
Borrowing	4,383	4,144	4,775	5,529	6,313
Superannuation liability	12,722	12,890	13,962	15,070	16,202
Other employee entitlements and provisions	3,132	3,547	3,605	3,646	3,692
Other non-equity liabilities	2,041	2,085	2,083	2,080	2,065
Total Liabilities	22,278	22,666	24,425	26,325	28,272
Net Worth	60,312	66,947	69,081	71,395	73,867
Net Financial Worth	10,657	10,564	10,536	10,761	11,175
Net Debt	(10,800)	(12,010)	(12,455)	(12,845)	(13,200)

Note:

1.
Numbers may not add due to rounding

Table E.5
Public Non-financial Corporations Sector Balance Sheet(1)

	2003-04 Budget $ million	2003-04 Revised Budget $ million	2004-05 Revised Projection $ million	2005-06 Revised Projection $ million	2006-07 Revised Projection $ million
Assets
Financial Assets
Cash and deposits	717	902	670	801	1,029
Investments, loans and placements	890	890	923	958	992
Other non-equity assets	1,210	1,701	1,680	1,723	1,740
Equity	38	50	56	65	73
Total Financial Assets	2,855	3,543	3,329	3,547	3,834
Non-Financial Assets	27,451	27,438	28,939	30,176	31,476
Total Assets	30,306	30,981	32,268	33,723	35,310
Liabilities
Deposits held	92	72	72	72	72
Borrowing	13,517	13,696	14,322	14,620	15,018
Other employee entitlements and provisions	3,148	3,652	3,711	3,880	4,099
Other non-equity liabilities	747	1,060	1,162	1,390	1,420
Total Liabilities	17,504	18,480	19,267	19,962	20,609
Net Worth	12,802	12,501	13,001	13,761	14,701
Net Financial Worth	(14,649)	(14,937)	(15,938)	(16,415)	(16,775)
Net Debt	12,002	11,976	12,801	12,933	13,069

Note:

1.
Numbers may not add due to rounding

Table E.6
Non-financial Public Sector Balance Sheet (1)

	2003-04 Budget $ million	2003-04 Revised Budget $ million	2004-05 Revised Projection $ million	2005-06 Revised Projection $ million	2006-07 Revised Projection $ million
Assets
Financial Assets
Cash and deposits	1,661	1,871	1,658	1,945	2,341
Advances paid	146	163	183	198	213
Investments, loans and placements	14,879	15,819	16,910	17,917	18,906
Other non-equity assets	2,090	2,279	2,211	2,199	2,180
Equity	756	764	771	780	789
Total Financial Assets	19,532	20,896	21,733	23,039	24,429
Non-Financial Assets	77,072	83,787	87,450	90,776	94,135
Total Assets	96,604	104,683	109,183	113,815	118,564
Liabilities
Deposits held	92	72	72	72	72
Borrowing	17,796	17,747	19,025	20,078	21,259
Superannuation liability	12,722	12,890	13,962	15,070	16,202
Other employee entitlements and provisions	3,253	4,117	4,151	4,214	4,298
Other non-equity liabilities	2,429	2,910	2,894	2,986	2,867
Total Liabilities	36,292	37,736	40,104	42,420	44,698
Net Worth	60,312	66,947	69,079	71,395	73,866
Net Financial Worth	(16,760)	(16,840)	(18,371)	(19,381)	(20,269)
Net Debt	1,202	(34)	346	90	(129)

Note:

1.
Numbers may not add due to rounding

Table E.7
General Government Sector Cash Flow Statement (1)

	2003-04 Budget $ million	2003-04 Revised Budget $ million	2004-05 Revised Projection $ million	2005-06 Revised Projection $ million	2006-07 Revised Projection $ million
Receipts from operating activities
Taxes received	5,664	6,185	6,140	6,361	6,721
Grants and subsidies received	10,865	11,222	11,551	12,070	12,716
Sales of goods and services	2,155	2,286	2,177	2,216	2,272
Other receipts	3,088	3,017	3,011	3,152	3,209
Total	21,772	22,710	22,879	23,799	24,918
Payments for operating activities
Payments for goods and services	(13,365)	(14,012)	(14,460)	(15,066)	(15,919)
Grants and subsidies	(4,806)	(5,007)	(4,849)	(5,092)	(5,293)
Interest	(245)	(237)	(272)	(326)	(387)
Other payments	(884)	(728)	(632)	(648)	(656)
Total	(19,300)	(19,984)	(20,213)	(21,132)	(22,255)
Net cash inflows from operating activities	2,472	2,726	2,666	2,667	2,663
Payments for investments in non-financial assets
Purchases of non-financial assets	(2,545)	(2,779)	(2,476)	(2,385)	(2,290)
Sales of non-financial assets	225	269	239	261	221
Total	(2,320)	(2,510)	(2,237)	(2,124)	(2,069)
Payments for investments in financial assets for policy purposes	3	(59)	5	(163)	(251)
Payments for investments in financial assets for liquidity purposes	(947)	(1,144)	(990)	(948)	(938)
Receipts from financing activities
Borrowing (net)	570	344	574	725	762
Total	570	344	574	725	762
Net increase/(decrease) in cash held	(222)	(643)	18	157	167
Net cash from operating activities and investments in non-financial assets	152	216	429	543	594
GFS Surplus/(deficit)	152	216	429	543	594

Note:

1.
Numbers may not add due to rounding

Table E.8
Public Non-financial Corporations Sector Cash Flow Statement (1)

	2003-04 Budget $ million	2003-04 Revised Budget $ million	2004-05 Revised Projection $ million	2005-06 Revised Projection $ million	2006-07 Revised Projection $ million
Receipts from operating activities
Grants and subsidies received	976	936	954	1,084	1,202
Sales of goods and services	6,953	7,022	7,450	7,875	8,071
Other receipts	711	705	727	718	854
Total	8,640	8,663	9,131	9,677	10,127
Payments for operating activities
Payments for goods and services	(4,959)	(4,785)	(5,024)	(5,117)	(5,408)
Grants and subsidies	(58)	(114)	(109)	(115)	(133)
Interest	(775)	(769)	(802)	(844)	(884)
Other payments	(874)	(1,000)	(922)	(983)	(1,024)
Total	(6,666)	(6,668)	(6,857)	(7,059)	(7,449)
Net cash inflows from operating activities	1,974	1,995	2,274	2,618	2,678
Payments for investments in non-financial assets
Purchases of non-financial assets	(2,240)	(2,065)	(2,516)	(2,261)	(2,311)
Sales of non-financial assets	47	348	187	65	50
Total	(2,193)	(1,717)	(2,329)	(2,196)	(2,261)
Payments for investments in financial assets for liquidity purposes	(38)	(40)	(75)	(75)	(74)
Receipts from financing activities
Advances received (net)	(10)	(10)	(10)	(10)	(10)
Borrowing (net)	790	301	584	250	346
Deposits received (net)	—	(10)	—	—	—
Distributions paid	(747)	(752)	(672)	(619)	(702)
Other financing (net)	(3)	57	(4)	163	251
Total	30	(414)	(102)	(216)	(115)
Net increase/(decrease) in cash held	(227)	(176)	(232)	131	228
Net cash from operating activities and investments in non-financial assets	(219)	278	(55)	422	417
Distributions paid	(747)	(752)	(672)	(619)	(702)
GFS Surplus/(deficit)	(966)	(474)	(727)	(197)	(285)

Note:

1.
Numbers may not add due to rounding

Table E.9
Non-financial Public Sector Balance Sheet (1)

	2003-04 Budget $ million	2003-04 Revised Budget $ million	2004-05 Revised Projection $ million	2005-06 Revised Projection $ million	2006-07 Revised Projection $ million
Receipts from operating activities
Taxes received	5,301	5,816	5,759	5,969	6,321
Grants and subsidies received	10,870	11,129	11,453	11,991	12,645
Sales of goods and services	8,939	9,138	9,461	9,925	10,177
Other receipts	3,065	2,998	3,086	3,252	3,361
Total	28,175	29,081	29,759	31,137	32,504
Payments for operating activities
Payments for goods and services	(18,103)	(18,595)	(19,296)	(19,975)	(21,122)
Grants and subsidies	(3,893)	(4,091)	(3,904)	(4,044)	(4,155)
Interest	(956)	(938)	(1,005)	(1,099)	(1,194)
Other payments	(1,525)	(1,490)	(1,286)	(1,355)	(1,394)
Total	(24,477)	(25,114)	(25,491)	(26,473)	(27,865)
Net cash inflows from operating activities	3,698	3,967	4,268	4,664	4,639
Payments for investments in non-financial assets
Purchases of non-financial assets	(4,785)	(4,844)	(4,991)	(4,646)	(4,601)
Sales of non-financial assets	272	617	426	326	271
Total	(4,513)	(4,227)	(4,565)	(4,320)	(4,330)
Payments for investments in financial assets for policy purposes	—	(2)	—	—	—
Payments for investments in financial assets for liquidity purposes	(976)	(1,176)	(1,086)	(1,023)	(1,012)
Receipts from financing activities
Advances received (net)	(10)	(10)	(9)	(9)	(10)
Borrowing (net)	1,351	636	1,179	975	1,108
Deposits received (net)	—	(10)	—	—	—
Total	1,341	616	1,170	966	1,098
Net increase/(decrease) in cash held	(450)	(822)	(213)	287	395
Net cash from operating activities and investments in non-financial assets	(815)	(260)	(297)	344	309
GFS Surplus/(deficit)	(815)	(260)	(297)	344	309

Note:

1.
Numbers may not add due to rounding

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QUEENSLAND'S 2003-04 MID YEAR FISCAL AND ECONOMIC REVIEW
Table 1 Major Queensland Economic Parameters
Table 2 Queensland's Revised 2003-04 Loan Council Allocation1
Table E.1 General Government Sector Operating Statement (1)
Table E.2 Public Non-financial Corporations Sector Operating Statement (1)
Table E.3 Non-financial Public Sector Operating Statement (1)
Table E.4 General Government Sector Balance Sheet(1)
Table E.5 Public Non-financial Corporations Sector Balance Sheet(1)
Table E.6 Non-financial Public Sector Balance Sheet (1)
Table E.7 General Government Sector Cash Flow Statement (1)
Table E.8 Public Non-financial Corporations Sector Cash Flow Statement (1)
Table E.9 Non-financial Public Sector Balance Sheet (1)